Exhibit 4.1
EXECUTION VERSION

ALPHA NATURAL RESOURCES, INC.,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Series B Collateral Agent
INDENTURE
Dated as of March 23, 2015
7½% Senior Secured Second Lien Notes due 2020 (Series B)

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

ARTICLE 2

THE NOTES

ARTICLE 3

REDEMPTION AND PREPAYMENT

ARTICLE 4

COVENANTS

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ARTICLE 5

SUCCESSORS

		Page
Section 5.01	Merger, Consolidation, or Sale of Assets.	79
Section 5.02	Successor Substituted.	81

ARTICLE 6

DEFAULTS AND REMEDIES

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

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ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE 9

NOTE GUARANTEES

Section 9.01	Guarantee.	96
Section 9.02	Limitation on Guarantor Liability.	97
Section 9.03	Guarantors May Consolidate, etc., on Certain Terms.	97
Section 9.04	Releases.	98

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01	Satisfaction and Discharge.	99
Section 10.02	Application of Trust Money.	100

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ARTICLE 11

TRUSTEE

ARTICLE 12

COLLATERAL

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ARTICLE 13

MISCELLANEOUS

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B        FORM OF TRANSFER CERTIFICATE

Exhibit C        FORM OF CERTIFICATE OF EXCHANGE

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INDENTURE, dated as of March 23, 2015, among Alpha Natural Resources, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined below) and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Series B Collateral Agent”).
Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
As used in this Indenture, the following terms shall have the meanings specified below.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to QIBs pursuant to an exemption from registration under the Securities Act.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.14, 4.07 and 4.10 hereof.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co-Registrar, Paying Agent, additional paying agent or custodian for the Depositary.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Acquisition” means:

(1)    an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or
(2)    the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
“Asset Sale” means any sale, transfer or other disposition by the Issuer or any of the Restricted Subsidiaries to any person other than the Issuer or any other Restricted Subsidiary of any asset or group of related assets, including Equity Interests of any Subsidiary, in one or a series of related transactions, the gross proceeds from which exceed $100 million.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)    any sale, transfer or other disposition of inventory, surplus, obsolete or worn-out equipment, assets determined by management of the Issuer to be no longer useful or necessary in the operation of the business of the Issuer and its Restricted Subsidiaries, Permitted Investments or any other asset, all in the ordinary course of business;
(2)    any sale, transfer or other disposition of any assets of a Restricted Subsidiary that is not a Guarantor to the Issuer or any other Subsidiary;
(3)    any sale, transfer or other disposition of unrestricted cash, cash equivalents or Permitted Investments of the Issuer or any of the Restricted Subsidiaries;
(4)    a sale leaseback transaction so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease (a) no Event of Default is continuing or would result therefrom and (b) any such sale leaseback transaction shall be consummated for Fair Market Value as determined at the time of consummation in good faith as determined by the Issuer;
(5)    the sale or other transfer (including by capital contribution) of assets pursuant to Qualified Receivables Financings;
(6)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(7)    dispositions of Rebuild Equipment by either of the Rebuild Companies;

(8)    licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Issuer or any Restricted Subsidiary in the ordinary course of business;
(9)    transactions pursuant to any Permitted Gas Properties Transactions;
(10)    any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer;
(11)    the sale, transfer or other dispositions of any Freeport Assets;
(12)    Liens permitted under Section 4.10; transactions permitted under Section 5.01; Restricted Payments permitted under Section 4.05; and Permitted Investments permitted under this Indenture;
(13)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(14)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(15)    the sale or discounting of accounts receivable in the ordinary course of business; and
(16)    any sale of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure of a Lien.
“Bankruptcy Code” means the Bankruptcy Code, as amended.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, foreign or state law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3)    with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State or the place of payment.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capture” means to collect, treat (if necessary), process (if necessary), transport, store (if necessary), market and sell Gas that is available from any well or any bore or vent hole.
“Cash Equivalents” means:
(1)    United States dollars or any other currencies held from time to time in the ordinary course of business;
(2)    securities issued by the United States government or any agency or instrumentality of the United States government having maturities of not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition,

bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (6) entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;
(6)    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;
(7)    mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above;
(8)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;
(9)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of ½ of 1% of the total assets of the Issuer and the Subsidiaries, on a consolidated basis, as of the end of the Issuer’s most recently completed fiscal year; and
(10)    Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);
(2)    the adoption of a plan relating to the liquidation or dissolution of the Issuer; or
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.
“Clearstream” means Clearstream Banking, Société Anonyme, and its successors.

“Coal” means all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.
“Coal Gas” means occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom. For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” and “gob gas.”
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agents” means the Series B Collateral Agent and the Second Lien Collateral Agent.
“Collateral” means any and all assets and property of the Issuer or any Guarantor, whether real, personal or mixed with respect to which a Lien is granted as security for any Second Priority Lien Obligations (including proceeds and products thereof).
“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to August 1, 2016.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income:
(1)    provision for taxes based on income, profits or capital, including without limitation, state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax), of such Person and its Restricted Subsidiaries or the Tax Amount for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus
(2)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)    depreciation, depletion, amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(4)    the amount of any business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, OPEB, black lung settlement, curtailment or other excess charges); plus
(5)    the non-cash portion of “straight-line” rent expense; plus
(6)    the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus
(7)    any other non-cash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this clause (7), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; plus
(8)    accretion of asset retirement obligations in accordance with Accounting Standards Codifications (“ASC”) 410 Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; minus
(B)    (1) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, (2) the losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP and (3) the cash portion of “straight line” rent expense which exceeds the amount expensed in respect of such rent expense.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charges (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, retention, relocation and other restructuring costs), less all fees and expenses relating thereto, shall be excluded;
(2)    fees, expenses or charges related to the Massey Transactions, the Transactions, any Asset Sale, any Asset Acquisition (or any similar transaction or transactions), any incurrence or repayment of Indebtedness, including any refinancing transaction or any amendment or modification of any Indebtedness, or the issuance of any Equity Interests and including any such transaction occurring on, prior to or after the date of this Indenture (in each case, whether or not successful) shall be excluded;
(3)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;
(4)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;
(5)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(6)    (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amount included in clause (A);
(7)    any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Massey Transactions or any acquisition that is consummated prior to or after the Issue Date shall be excluded;
(8)    accruals and reserves that are established within twelve months after June 1, 2011 and that are so required to be established as a result of the Massey Transactions in accordance with GAAP shall be excluded;
(9)    any non-cash impairment charges resulting from the application of ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and

the amortization of intangibles pursuant to ASC 805 Business Combinations shall be excluded;
(10)    any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(11)    (A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedge Obligations and the application of ASC 815 Derivatives and Hedging and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses shall be excluded;
(12)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.05(a)(C)(i), the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and
(13)    the cumulative effect of a change in accounting principles will be excluded.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an obligor becomes or is obligated to make payment in respect of such Receivable.
“Conventional O & G” means all liquid or gaseous hydrocarbons, other than Coal Gas, including, without limitation, condensate, distillate, and other substances produced with each of the foregoing or refined therefrom, in each case, whether known or unknown. For the avoidance of doubt, the term “Conventional O & G” shall expressly include, without limitation, all substances commonly known as “conventional oil and gas.”
“Corporate Trust Office” will be at the address of the Trustee specified in Section 13.09 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of September 24, 2014, by and among the Issuer, Citicorp North America, Inc., as administrative agent and as collateral agent, the guarantors party thereto and the other parties thereto, providing for loans and letters of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.07) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Credit Agreement Collateral Agent” means the collateral agent under the Credit Agreement, and its successors, replacements and/or assigns in such capacity.
“Credit Agreement Security Agreement” means the Amended and Restated Guarantee and Collateral Agreement, as amended and restated as of June 1, 2011 (as amended, modified, extended, renewed or replaced from time to time), by and among the Issuer, certain subsidiaries of the Issuer and Citicorp North America, Inc., as collateral agent.
“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long term Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.07) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Private Placement Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Depositary” means The Depository Trust Company (“DTC”), its nominees and their respective successors.
“Designated Preferred Stock” means preferred stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Restricted Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.05(a)(C)(ii) hereof.
“Discharge of Senior Lender Claims” has the meaning given to such term in the Intercreditor Agreement.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the Section 4.05 will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Issuer (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.
“Excluded Contributions” means the net cash proceeds received by the Issuer after the date of this Indenture from:
(1)    contributions to its common equity capital, and
(2)    the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case designated as “Excluded Contributions” pursuant to an Officers’ Certificate executed by an Officer of the Issuer, the net cash proceeds of which are excluded from the calculation set forth in Section 4.05(a)(C)(ii) hereof.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Issuer for transactions less than $100.0 million and (ii) the Board of Directors of the Issuer (unless otherwise provided in this Indenture) for transactions valued at, or in excess of, $100.0 million.
“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.
“First Lien Cap” means, on any date of determination, the sum of (i) the greater of (x) $2,000 million, (y) an amount equal to 3.0 times Consolidated Cash Flow of the Issuer for the most recently ended four full fiscal quarters of the Issuer for which internal financial statements are available and (z) 17.5% of Total Tangible Assets and (ii) solely with respect to Indebtedness consisting of letters of credit permitted to be incurred under 4.07(b)(3), the outstanding amount of any such Indebtedness.
“First Lien Separate Collateral” has the meaning given to such term in the Intercreditor Agreement.
“First Priority Lien Obligations” means (i) Obligations under Credit Facilities secured on a first priority basis by the Collateral, including, but not limited to, the Credit Agreement and under any other document relating to Credit Facilities secured on a first priority basis by the Collateral, (ii) Obligations with respect to Indebtedness permitted to be incurred under Section 4.07(b)(3) and (iii) all other Obligations of the Issuer or any Restricted Subsidiary in respect of Swap Agreements or in respect of cash management services , in each case secured on a first priority basis by the Collateral.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of this Indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs and the expensing of any bridge or other financing fees, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less
(4)    interest income.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Freeport Assets” means all Equity Interests in, and assets of, Freeport Mining, LLC, a Delaware limited liability company, Freeport Resources, LLC, a Delaware limited liability company, and River Processing Corporation, a Delaware corporation.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.
“Gas” means Conventional O & G and Coal Gas.
“Gas Co.” means any Person that is created for the purpose of holding or that otherwise holds, directly or indirectly, Hydrocarbon Property, so long as such Person’s only assets, held directly or indirectly, consist of Hydrocarbon Property; provided that Alpha Shale Holdings, LLC and Alpha Shale Resources, LP shall each be deemed to be a Gas Co.
“Gas Properties” means (a) any Hydrocarbon Property, and (b) any capital stock, partnership interests, membership interests, or other ownership interests of any Gas Co.
“Gas Rights” has the meaning assigned to such term in the definition of “Hydrocarbon Property.”
“Global Note Legend” means the legend substantially in the form set forth in Section 2.06(c)(2).
“Global Notes” means a global note deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in the Global Note” attached thereto, issued in accordance with Article 2 hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:
(1)    the Restricted Subsidiaries of the Issuer that execute a Note Guarantee on the Issue Date; and
(2)    any other Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder” means a Person in whose name a Note is registered.
“Hydrocarbon Property” means all of the following:
(1)    all right, title, interest and estate of any Guarantor, whether now owned or hereafter acquired (“Gas Rights”) in and to:
(a)    any “drilling unit,” as that term is commonly used in the Gas business, including but not limited to those that are established or prescribed by field rules or other regulatory orders,
(b)    any well or any vent or bore hole drilled and permitted for the commercial production of Gas and/or degasification of a coalbed, coal formation, coal seam or mine area and any site on which it is located,
(c)    equipment that is used or useful solely in connection with the Capture or monitoring of Gas produced from any well or any vent or bore hole described in clause (1)(b) above, including, without limitation, any wellhead equipment, compressor, treating facility, storage facility, processing plant and gathering or transportation line, and in no event including any equipment which if sold would disrupt or negatively affect the Coal operations of the Guarantors in any material respect,

(d)    all assets associated solely with any item described in clauses (1)(a), (b) and (c) above, including, without limitation, Gas reserves, surface rights of way and all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning Gas,
(e)    any Gas and any right to Capture Gas,
(f)    any lease, agreement, instrument, order, declaration, understanding or other arrangement, as the same may be amended, modified, supplemented, replaced, or amended and restated, relating to (A) the Capture of Gas, or (B) the pooling, utilization or communization of Gas, and
(g)    other assets solely used in the ordinary course of business in connection with the operation, administration or management of Gas operations;
(2)    all tenements, hereditaments, appurtenances and properties now owned or hereafter acquired by any Guarantor to which the Gas Rights described above in paragraph (1) of this definition are, in any way, appertaining, belonging, fixed or incidental, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful solely in connection with the operating, working or development of any of such Gas Rights or the lands pooled or unitized therewith including any and all surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;
(3)    all of the rights, titles, and interests of every nature whatsoever now owned or hereafter acquired by any Guarantor in and to (i) the items described above in paragraphs (1) and (2) above of this definition, as the same may be enlarged by the discharge of any payment out of production or by the removal of any charge or Permitted Encumbrance to which any such item described above in paragraphs (1) and (2) above of this definition is subject, and (ii) any and all additional interests of any kind hereafter acquired by any Loan Party in and to Gas Rights; and
(4)    all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to, or arising out of those items that are described in paragraphs (1) through (3) above of this definition and all proceeds and products and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by promissory notes, debentures or similar instruments evidencing obligations for borrowed money;
(3)    representing Capital Lease Obligations;
(4)    representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;
(5)    representing the net obligations under any Hedging Obligations in the event of an early termination; or
(6)    to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. “Indebtedness” shall not include (a) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Issuer, (b) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, have been reimbursed thereafter within sixty (60) days or (vi) obligations resulting from cash management services and (c) any liabilities of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary
“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the issue of 7½% Senior Secured Second Lien Notes due 2020 (Series B) issued on the date hereof in the original principal amount of $96,413,000, as such principal amount may be decreased or increased, in an aggregate principal amount not to exceed $300,000,000, pursuant to the terms of this Indenture.
“Intercreditor Agreement” means (i) the intercreditor agreement dated as of May 20, 2014, among the Credit Agreement Collateral Agent, the Notes Collateral Agent (as defined therein), the Issuer and each Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, as joined by the Trustee and Series B Collateral Agent on the date hereof and (ii) any other intercreditor agreement that is not materially less favorable to the Holders of the Notes than the intercreditor agreement referred to in clause (i), as determined in good faith by the Issuer as set forth in an Officers’ Certificate to the Trustee upon which the Trustee may conclusively rely.
“Investment Grade Securities” means:
(1)    securities with a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;
(3)    investments in any fund that invests exclusively in investments of the type described in clause (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.05(c) hereof. The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions and returns of principal).
“Issue Date” means March 23, 2015.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, except in connection with any Qualified Receivables Financing.
“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Issuer and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.
“Massey Transactions” means, collectively, the transactions contemplated by the Merger Agreement, the Credit Agreement, the indenture pursuant to which the 2019 Notes and the 2021 Notes were issued, including the offering of the 2019 Notes and the 2021 Notes, the repayment of certain Indebtedness of Massey Energy Company and of Foundation PA Coal Company, LLC in connection therewith and the payment of fees and expenses related to all of the foregoing.
“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture; provided, however, that all references to “10 percent” in such definition shall be replaced with “5.0 percent.”
“Merger” means the merger of Mountain Merger Sub, Inc., a Wholly Owned Subsidiary of the Issuer, with and into Massey Energy Company, consummated on June 1, 2011.

“Merger Agreement” means the Agreement and Plan of Merger, dated January 28, 2011, between the Issuer, Mountain Merger Sub, Inc. and Massey Energy Company.
“Mine” means any excavation or opening into the earth now and hereafter made from which Coal or other minerals are or can be extracted on or from any of the Real Properties in which the Issuer or any Guarantor holds an ownership, leasehold or other interest.
“Mining Lease” means a lease, license or other use agreement held on the Issue Date or thereafter acquired which provides the Issuer or any Restricted Subsidiary the real property and water rights, other interests in land, including Coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary to recover Coal from any Mine (i) currently operated by the Issuer or any Restricted Subsidiary or (ii) part of any of the Issuer’s mine plans. Leases which provide the Issuer or any Restricted Subsidiary the right to construct and operate a preparation plant and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.
“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.
“Mortgage” means any mortgage or deed of trust with respect to Real Property owned or leased by the Issuer or any Guarantor, including any assignment of leases and rents, and other security agreement and fixture filing relating thereto, entered into by the Issuer or any Guarantor in favor of the collateral agent for its benefit and the benefit of the Trustee and the holders of the Notes.
“Net Income” means, with respect to any Person for any period, (i) the net income (loss) attributable to such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and
(2)    no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” means any Notes authenticated under this Indenture. Any Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Obligations” means (a) the due and punctual payment (i) by the Issuer and each Guarantor of the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceedings) on the Notes (other than any Additional Notes except to the extent constituting Other Second-Lien Obligations), when and as due, whether at maturity, by acceleration or otherwise, and (ii) all other monetary Obligations of the Issuer and each Guarantor to any of the Trustee, Agent, the Series B Collateral Agent, the Second Lien Collateral Agent or the Holders under the Indenture, the Notes (other than any Additional Notes except to the extent constituting Other Second-Lien Obligations) and each of the Security Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including interest, fees and expenses incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceedings) and (b) the due and punctual performance of all other obligations of the Issuer and each Guarantor under or pursuant to the Indenture, the Notes (other than any Additional Notes except to the extent constituting Other Second-Lien Obligations)  and each of the Security Documents.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim or such interest, fees or expenses is allowed or allowable in such proceedings).
“Offering Memorandum” means the Offering Memorandum dated March 2, 2015.
“Other Second-Lien Obligations” means the Series A Notes and other Indebtedness of the Issuer and the Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by this Indenture and is designated by the Issuer as “Other Second-Lien Obligations”; provided that, in the case of Indebtedness other than the Series A Notes, an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Documents.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President (whether or not designated by a number or numbers or a word or words added before or after the title “Vice President”) of such Person.
“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer (or on behalf of a Guarantor by two Officers of such Guarantor, as the case may be).
“Opinion of Counsel” means an opinion in writing signed by legal counsel who may be an employee of or counsel to the Issuer or a Guarantor or who may be other counsel satisfactory to the Trustee.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Payment Office” means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as contemplated by Section 4.01.
“Permitted Business” means any business or business activity conducted by the Issuer or its Subsidiaries on the date of this Indenture and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto

(including extraction, processing and marketing of any types of minerals), or a reasonable extension, development or expansion thereof or ancillary or complementary thereto.
“Permitted Encumbrances” shall mean those Liens and other encumbrances permitted under this Indenture.
“Permitted Gas Properties Transactions” shall mean a disposition, lease, merger or distribution of Gas Properties to any party that is not a Guarantor.
“Permitted Investments” means:
(1)    any Investment in the Issuer or in any Restricted Subsidiary of the Issuer;
(2)    any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;
(3)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of the Issuer; or
(b)    such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.08 hereof;
(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;
(6)    any Investments received (a) in compromise, settlement or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes; or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)    Investments represented by Hedging Obligations;
(8)    loans or advances to officers, directors and employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer;
(9)    repurchases of the Notes;

(10)    Investments in Permitted Businesses having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;
(11)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(12)    Investments in joint ventures or Unrestricted Subsidiaries, or entities that become joint ventures or Unrestricted Subsidiaries as a result of such Investments, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (x) $1,000 million and (y) 10% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;
(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.09(b) (except for transactions described in Sections 4.09(b)(7), (10) and (17));
(14)    Guarantees issued in accordance with Section 4.07 and Section 4.13 hereof;
(15)    any Investment existing on the Issue Date or made pursuant to a binding commitment existing on the Issue Date and any Investment that extends, modifies, renews, replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount extended, modified, renewed, replaced, refinanced or refunded, and is made in the same Person as the Investment so extended, modified, renewed, replaced, refinanced or refunded;

(16)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(17)    additional Investments by the Issuer or any Restricted Subsidiary, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (x) $1,000 million and (y) 10% of Total Tangible Assets as of the end of the Issuer’s most recently ended fiscal quarter for which financial statements are available; provided, however, that if any Investment pursuant to this clause (17) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;
(18)    Investments of any Restricted Subsidiary acquired after the date of this Indenture or of a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary in accordance with Section 5.01, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(19)    accounts receivable, advances and prepayments and other trade credits made in the ordinary course of business;
(20)    Investments resulting from pledges and deposits made in the ordinary course of business;
(21)    Investments in the Equity Interests of the Issuer in connection with the purchase or redemption of Equity Interests held by then present or former directors, consultants, officers or employees of the Issuer or any of the Subsidiaries or by any employee pension benefit plan; and
(22)    Investments in joint ventures and other entities (whether or not a Subsidiary) engaged in a Permitted Business that are not domiciled or incorporated in the United States, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets.
provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (22) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:
(1)    Liens on Collateral (a) securing Indebtedness and other Obligations constituting First Priority Lien Obligations or Second Priority Lien Obligations, in an aggregate principal amount at any one time outstanding under this clause (1)(a) not to exceed, on such date such Indebtedness is Incurred, the principal amount of Indebtedness permitted to be Incurred pursuant to Section 4.07(b) (1) and (3); provided that (x) the aggregate principal amount of such Indebtedness consisting of First Priority Lien Obligations at any one time outstanding shall not exceed the First Lien Cap and (y) the aggregate principal amount of such Indebtedness consisting of Second Priority Lien Obligations at any one time outstanding under this clause (1) shall not exceed the Second Lien Cap and/or (b) securing Hedging Obligations related thereto;
(2)    Liens in favor of the Issuer or any of its Restricted Subsidiaries;
(3)    Liens on property or assets of a Person, plus renewals and extensions of such Liens, existing at the time such Person is merged with or into, or consolidated with or acquired by the Issuer or any Subsidiary of the Issuer and Liens securing Indebtedness permitted under Section 4.07(b)(11), plus renewals and extensions of such Liens; provided that such Liens do not apply to any assets of the Issuer or its Restricted Subsidiaries other than (a) assets securing such Indebtedness at the date of the acquisition of such assets, (b) assets whose acquisition is financed or refinanced by such Indebtedness or (c) after-acquired assets subjected to such Liens;
(4)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
(5)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;
(6)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 4.07(b)(4) covering only the assets acquired, constructed or improved with or financed by such Indebtedness, and additions, accessions, improvements and replacements and customary deposits in connection therewith; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(7)    Liens existing on the Issue Date (other than with respect to the Credit Agreement or the Notes), plus renewals and extensions of such Liens;
(8)    [Reserved];

(9)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:
(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(10)    Liens securing Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of the incurrence of such Indebtedness or if later, at the time of the incurrence of the Lien, the greater of (x) $200 million and (y) 2% of Total Tangible Assets as of the end of the Issuer’s most recently ended fiscal quarter for which financial statements are available;
(11)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;
(12)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(13)    Liens to secure a defeasance trust;
(14)    Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;
(15)    Liens securing Indebtedness supported by a letter of credit issued under a Credit Facility or a letter of credit or bank guarantee incurred under Section 4.07(b)(15);
(16)    Liens securing insurance premium financing arrangements otherwise permitted to be incurred under this Indenture;
(17)    Liens securing Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction otherwise permitted under this Indenture;
(18)    Liens on the assets of any Foreign Subsidiary securing Indebtedness of Foreign Subsidiaries;
(19)    Liens securing Guarantees incurred under Section 4.07(b)(10) to the extent the Indebtedness subject to such Guarantee is secured;

(20)    Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with this Indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Issuer’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (6) above;
(21)    Liens on Gas Properties;
(22)    Liens on the Freeport Assets; and
(23)    Permitted Real Estate Encumbrances.
“Permitted Real Estate Encumbrances” means (a) Liens and other encumbrances permitted by clauses (1), (3), (4), (6), (7), (9), (10) and (17) of the definition of “Permitted Liens”; (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (c) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (d) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary or would not result in any event, condition and/or contingency that have had or are reasonably likely to have (x) a materially adverse effect on the business, operations, properties, assets or financial condition of the Issuer and the Restricted Subsidiaries, taken as a whole, or (y) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the holders of the Notes, the Series B Collateral Agent or the Second Lien Collateral Agent under this Indenture or the Security Documents; (e) Liens securing judgments that do not constitute an Event of Default under Section 6.01(6); (f) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into the Issuer or any Restricted Subsidiary, as tenant, in the ordinary course of business and any precautionary UCC financing statement filing in respect of operating leases (and not any Indebtedness) entered into in the ordinary course of business; and (g) the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Issue Date: (i) encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (ii) rights and easements of owners (A) of undivided interests in any of the Real Property where the Issuer or the applicable Subsidiary owns less than 100% of the fee interest, (B) of interests in the surface of any Real Property where the Issuer or the applicable Subsidiary does not own or lease such surface interest, (C) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the Issuer or the applicable Subsidiary does not own such coal or other minerals, and (D) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the Issuer or such Subsidiary; (iii) with respect to any Real Property in which the Issuer or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); (iv) farm, grazing, hunting, recreational and residential leases with respect to which the Issuer or any Restricted Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties; (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and (vii) rights of repurchase or reversion when mining and reclamation are completed.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness) of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus any unpaid accrued interest and premium required to be paid on the Indebtedness being so extended, renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness

being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under the Credit Facilities;
(3)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)    such Refinancing Indebtedness shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Private Placement Legend” means the legend substantially in the form set forth in Section 2.06(c)(1)(A).
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)    the Board of Directors of the Issuer will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,
(2)    all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and
(3)    the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of this Indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Issuer (except for Standard Securitization Undertakings).
“Ratings Event” means the Notes are assigned a credit rating of at least BB+ (stable) from S&P and of at least Ba1 (stable) from Moody’s.
“Real Property” means, collectively, all right, title and interest of the Issuer or any Guarantor (including, without limitation, any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Issuer or any Guarantor, whether by lease, license or other use agreement, together with, in each case, all improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.
“Rebuild Companies” shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of the Issuer, and Powers Shop LLC, a Virginia limited liability company and a Wholly Owned Subsidiary of the Issuer.
“Rebuild Equipment” shall mean mining and related equipment acquired from persons who are not Affiliates of the Issuer that is sold by either of the Rebuild Companies in the ordinary course of its business.
“Receivable” means any Indebtedness and other obligations owed to the Issuer or any Guarantor or a Receivables Subsidiary or any right of a Receivables Subsidiary or the Issuer or any Guarantor to payment from or on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the Contract relating to such Receivable) from the Issuer or any Guarantor or any right to reimbursement for funds paid or advanced by a Receivables Subsidiary or the Issuer or any Guarantor on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the Contract relating to such Receivable) from the Issuer or any Guarantor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto (it being understood that indebtedness and other obligations arising from any one transaction, including, without limitation, Indebtedness or other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the Indebtedness or other obligations arising from any other transaction).
“Receivables Assets” shall mean any Receivable and Related Security from time to time originated, acquired or otherwise owned by the Issuer or any Subsidiary.
“Receivables Documents” shall mean all documents and agreements, evidencing, relating to or otherwise governing a Qualified Receivables Financing.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its

Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, or any interest therein, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all Contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, and in business related or ancillary thereto, of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3)    to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors or if such firm is unwilling or unable to serve as the reference treasury dealer, an independent investment banking institution of national standing appointed by the Issuer and, at the Issuer’s option, three other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Issuer must substitute another primary dealer of U.S. government securities.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Regulation S Temporary Global Note Legend” means the legend substantially in the form set forth in Section 2.06(c)(3).

“Related Security” means, with respect to any Receivable:
(a)    all of a Receivables Subsidiary’s and the Issuer’s and any Guarantor’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable (and do not evidence any asset that is not a Receivable);
(c)    all other security interests or liens and property subject thereto from time to time purporting to secured payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    solely to the extent applicable to such Receivable, the rights, interests and claims under the Contracts and all guarantees, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all of a Receivables Subsidiary’s rights, interests and claims under the Receivables Documents; and
(f)    all collections and other proceeds and products of any of the foregoing, as defined in the UCC, that are or were received by the Issuer or any Guarantor or Receivables Subsidiary, including, without limitation, all funds which either are received by the Issuer or any Guarantor or Receivables Subsidiary from or on behalf of the obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of the above Receivables or are applied to such amounts owed by the obligors (including, without limitation, any insurance payments that the Issuer or any Guarantor or Receivables Subsidiary applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors in respect of the above Receivables or any other parties directly or indirectly liable for payment of any such Receivables, and all books and records of the Issuer or any Guarantor to the extent related to any of the Receivables Assets.
“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant treasurer, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, who shall have direct responsibility for the administration of this Indenture , and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.
“SEC” means the Securities and Exchange Commission.
“Second Lien Cap” means, on any date of determination, the sum of (i) the greater of (x) $2,500 million, (y) an amount equal to 3.5 times Consolidated Cash Flow of the Issuer for the most recently ended four full fiscal quarters of the Issuer for which internal financial statements are available and (z) 25% of Total Tangible Assets and (ii) solely with respect to Indebtedness consisting of letters of credit permitted to be incurred under Section 4.07(b)(3), the outstanding amount of any such Indebtedness.
“Second Lien Collateral Agent” has the meaning given to such term in Section 12.05 hereof.
“Second Priority Lien Obligations” means the Indebtedness incurred and Obligations with respect to the Notes under this Indenture and any Other Second-Lien Obligations.
“Second Priority Liens” means the Liens on the Collateral created in favor of the Second Lien Collateral Agent for its benefit and the benefit of the Trustee, the Series B Collateral Agent and the holders of the Notes and any Other Second-Lien Obligations, subject only to Permitted Liens and Liens on the Collateral securing First Priority Lien Obligations on a first-priority basis.
“Security Agreement” means the Security Agreement, as amended, supplemented restated, renewed, replaced or otherwise modified from time to time, dated as of May 20, 2014, among the Second Lien Collateral Agent, the Issuer and the Guarantors from time to time party thereto, as joined by the Trustee and the Series B Collateral Agent on the date hereof.
“Security Documents” means the Security Agreement, the Intercreditor Agreement, any joinders thereto or designations thereunder, and the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating or purporting to create the security interests in the

Collateral in favor of the Second Lien Collateral Agent for its benefit and the benefit of the Trustee, the Series B Collateral Agent and the Holders of the Notes as contemplated by this Indenture.
“Series A Indenture” means the indenture dated May 20, 2014, as supplemented, between the Issuer and the Trustee pursuant to which the Series A notes were issued.
“Series A Notes” means the Company’s 7½% senior secured second lien notes due August 1, 2020, issued on May 20, 2014 (144A CUSIP: 02076X AG7; Reg S CUSIP: U02013 AA5) pursuant to the Series A Indenture.
“Series B Collateral Agent” has the meaning given to such term in Section 12.05 hereof.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiaries’ SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Issuer.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxable Income” means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.
“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Total Tangible Assets” means the total consolidated tangible assets of the Issuer and its Restricted Subsidiaries for the most recently ended fiscal quarter of the Issuer for which internal financial statements are available.
“Transactions” means, collectively, the offering of the Series A Notes, the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 3.25% Convertible Senior Notes due 2015 and the 2.375% Convertible Senior Notes due 2015 and the payment of fees and expenses related to all of the foregoing.
“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
The Treasury Rate will be calculated by the Issuer on the third Business Day preceding the date fixed for redemption.
“Trustee” means Wilmington Trust, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“UCC” has the meaning given to such term in the Security Agreement.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below;
(2)    any Subsidiary of an Unrestricted Subsidiary;
(3)    any Receivables Subsidiary; provided that any such Receivables Subsidiary of the Issuer that is an Unrestricted Subsidiary shall, upon the termination of any such Qualified Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary and may not be re-designated as an Unrestricted Subsidiary; and
(4)    as of the date of this Indenture, ANR Second Receivables Funding, LLC and Gray Hawk Insurance Company.
The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Indebtedness other than Non-Recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that either:
(a)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.05 hereof.
The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(x)    (1) the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.07 hereof or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and
(y)    no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary that is a Wholly Owned Subsidiary and whose shares are not held, directly or indirectly, by any Foreign Subsidiary.
“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such person, all of the Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
Section 1.02    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.09
“Asset Sale Offer”	4.08
“Authentication Order”	2.02
“Change of Control Offer”	4.11
“Change of Control Payment”	4.11
“Change of Control Payment Date”	4.11
“Covenant Defeasance”	7.03
“Event of Default”	6.01
“Excess Proceeds”	4.08
“Holder List”	2.05
“incur”	4.07
“Legal Defeasance”	7.02
“notice of default”	12.05
“Offer Period”	4.08
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.07
“Registrar”	2.03
“Restricted Payments”	4.05

Section 1.03    Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
The following TIA terms used in this Indenture have the following meanings:
“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors (if any), respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
Section 1.04    Rules of Construction.
Unless the context otherwise requires:
(i)    a term has the meaning assigned to it;
(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;
(iv)    words in the singular include the plural, and in the plural include the singular;
(v)    “will” shall be interpreted to express a command;
(vi)    provisions apply to successive events and transactions; and
(vii)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2

THE NOTES
Section 2.01    Form and Dating.
(a)    General. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited, provided, however, the aggregate principal amount of Initial Notes is limited to $300,000,000. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto or as shall be established pursuant to an Officer’s Certificate or in one or more indentures supplemental hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Indenture, all as determined by the officers executing such Notes as conclusively evidenced by their execution of such Notes. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be denominated in Dollars, and all cash payments due thereon shall be made in Dollars. The Notes shall be in denominations of $2,000 or an integral multiple of $1,000 in excess of $2,000.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and agree to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Initial Notes initially reflect the aggregate principal amount of $96,413,000. Such aggregate principal amount is expected to increase over time and such increase will be noted on the “Schedule of Increases or Decreases in the Global Note”. Prior to any such notation, the Company shall deliver an Authentication Order pursuant to Section 2.02 of this Indenture as to such increase instructing the Trustee to fill in the “Schedule of Increases or

Decreases in the Global Notes” by the principal amount specified therein together with an Officers’ Certificate and an Opinion of Counsel pursuant to Section 13.11 of this Indenture.
(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note”). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect purchases, exchanges and redemptions or the issuance of Additional Notes. Any endorsement of a Global Note to reflect the amount of any such increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.05 hereof.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(d)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02    Execution and Authentication.
At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”) (i) in the case of the Initial Notes on the Issue Date and on the issue date of Additional Notes authenticate Notes for original issue that may be validly issued under this Indenture, and (ii) in the case of the case of Initial Notes after the Issue Date, note the “Schedule of Increases or Decreases in the Global Note” as instructed in the Authentication Order.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03    Registrar and Paying Agent.
The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) unless the Issuer elects to make interest payments by check mailed to the Holders of the Notes set forth in the Holder List. The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
The Issuer initially appoints the DTC to act as Depositary with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.
Section 2.05    Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders (the “Holder List”). If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of the Notes.
Section 2.06    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes only if:
(1)    the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary;
(2)    the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
(3)    there has occurred and is continuing an Event of Default with respect to the Notes of which the Trustee has actual notice and the Registrar has received a request from a beneficial owner to issue such Definitive Notes, and if the Trustee is the Registrar, an order or written confirmation from the Depositary identifying the beneficial owner.
Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections

2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(e) hereof.
(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications therein; or
(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (i) and (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraphs (i) and (ii) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A; (2) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE); OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND ANY SELLER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”
(B)    Notwithstanding the foregoing, any Global Note issued pursuant to subparagraph (b)(4) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.”
(3)    Regulation S Temporary Global Note Legend. In addition to the Private Placement Legend, the Regulation S Temporary Global Note will bear a Legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
(d)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other

Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(e)    General Provisions Relating to Transfers and Exchanges.
(1)    To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 hereof).
(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)    Neither the Registrar nor the Issuer will be required:
(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07    Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for their expenses in replacing a Note.
Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.
Section 2.10    Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11    Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Upon request, certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13    CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
Section 2.14    Additional Notes.
The Issuer may from time to time, without the consent of, or notice to, the Holders of the Notes of a series, reopen the series of debt securities of which the Notes are a part and increase the aggregate principal amount of the Initial Notes and/or issue Additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes of such series, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date, if it is satisfied that the Additional Notes will have the same characteristics for U.S. tax purposes as Notes of the same series that are already outstanding. Any Additional Notes of a series having similar terms, together with the previously issued Notes of such series, will constitute a single series of debt securities under this Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes will share equally and ratably in the Collateral with the Notes. Unless the context otherwise requires, for all purposes of this Indenture, references to a series of Notes include any Additional Notes of the same series actually issued.
Any issuance of Additional Notes is subject to all of the covenants in this Indenture, including those contained in Section 4.07 and 4.10.
ARTICLE 3

REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or redemption provisions applicable only to Additional Notes in accordance with Section 2.14, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
(1)    the clause of this Indenture, and, if applicable, the Additional Notes, pursuant to which the redemption shall occur;
(2)    the redemption date;
(3)    the principal amount of Notes to be redeemed;
(4)    the redemption price for the Notes; and

(5)    the CUSIP Numbers.
Section 3.02    Selection of Notes to Be Redeemed.
If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption or purchase as follows:
(1)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2)    if the Notes are not listed on any national securities exchange, on a pro rata basis or by such other method as the Trustee deems fair and appropriate, or pursuant to the Applicable Procedures.
In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or an integral multiple of $1,000 in excess of $2,000; provided that no Notes of $2,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03    Notice of Redemption.
At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 7 or 10 hereof.
The notice will identify the Notes (including CUSIP Numbers) to be redeemed and will state:
(1)    the redemption date;
(2)    the redemption price for the Notes;
(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such

Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)    the name and address of the Paying Agent;
(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)    that no representation is made as to the correctness or accuracy of the CUSIP numbers, if any, listed in such notice or printed on the Notes.
At the Issuer’s request and expense, the Trustee will give the notice of redemption in the Issuer’s name and at their expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
Section 3.05    Deposit of Redemption Price.
One Business Day prior to the redemption date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed in Part.
Upon surrender of a Note that is redeemed in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07    Optional Redemption.
At any time, prior to August 1, 2016, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes issued after the issue date) at a redemption price of 107.500% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:
(A)    at least 65% of the aggregate principal amount of the Notes issued under this Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(B)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
In addition, the Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after August 1, 2016, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on:

Year	Redemption Price
August 1, 2016	105.625%
August 1, 2017	103.750%
August 1, 2018	101.875%
August 1, 2019 and thereafter	100.000%

In addition, the Notes will be redeemable in whole at any time or in part from time to time prior to August 1, 2016, at the Issuer’s option, at a redemption price equal to the greater of, as determined by the Issuer:
(1)    100% of the principal amount of the Notes then outstanding to be redeemed; or
(2)    the sum of the present value of the redemption price of the Notes for the 12-month period beginning on August 1, 2016 appearing in the table above plus all remaining scheduled payments of interest on the Notes to be redeemed through August

1, 2016 (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 50 basis points.
In each case, accrued and unpaid interest on the principal amount of Notes being redeemed will be payable to the redemption date.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option; provided, however, the Issuer may acquire the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.
Section 3.08    Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE 4

COVENANTS
Section 4.01    Payment of Notes.
The Issuer will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal of, premium, if any, and interest then due.
The Issuer will pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.
Section 4.02    Maintenance of Office or Agency.
The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
Section 4.03    Reports.
(a)    So long as any Notes are outstanding, the Issuer shall file with the SEC, to the extent such submissions are accepted for filing by the SEC, and shall provide to the Trustee (within 15 days after it files (or would have been required to file) with the SEC):
(1)    all quarterly financial information that would be required to be contained in a filing with the SEC on Form 10-Q; and
(2)    all annual reports that would be required to be filed with the SEC on Form 10-K;
in each case, as if the Issuer were required to file such forms.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under this Indenture, or participate in any conference calls.
All such reports shall be prepared in all material respects in accordance with all of the rules and regulations of the SEC applicable to such reports. Each Annual Report on Form 10-K shall include a report on the Issuer’s consolidated financial statements by the Issuer’s independent accountants.

If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer shall nevertheless continue filing such reports with the SEC within the time periods specified above unless the SEC will not accept such a filing.
(b)    For so long as any Notes remain outstanding, if at any time the Issuer is not required to file with the SEC the reports required by paragraph (a) of this Section 4.03, the Issuer shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04    Compliance Certificate.
(a)    The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.
(b)    So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.
Section 4.05    Restricted Payments.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Issuer and any of its Restricted

Subsidiaries or (y) the purchase, repurchase, or other acquisition of Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or
(4)    make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(B)    the Issuer would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.07(a); and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2) through (20) of Section 4.05(b)), is less than the sum, without duplication, of:
(i)    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of April 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(ii)    100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer since the date of this Indenture from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus
(iii)    to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus
(iv)    to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Issuer or a Restricted Subsidiary of the Issuer, 100% of the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus
(v)    100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary of the Issuer after the date of this Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.
(b)    The provisions of Section 4.05(a) hereof will not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;
(2)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(ii) of Section 4.05(a) hereof;
(3)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)    any Restricted Payment made by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;
(5)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee of the Issuer or any of its Restricted Subsidiaries pursuant to the requirements of any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement or otherwise in the ordinary course of business;

(6)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.07 hereof;
(8)    Restricted Payments arising as a result of Qualified Receivables Financing;
(9)    the declaration and payment of dividends or other distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of this Indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of this Indenture;
(10)    any payments made or to be made in connection with the consummation of the Massey Transactions;
(11)    Investments that are made with Excluded Contributions;
(12)    other Restricted Payments in an aggregate amount not to exceed $650 million since the date of this Indenture;
(13)    the satisfaction of change of control obligations once the Issuer has fulfilled its obligations under this Indenture with respect to a Change of Control;
(14)    the repayment of intercompany debt that was permitted to be incurred under this Indenture;
(15)    cash dividends or other distributions on the Issuer’s Capital Stock used to fund the payment of fees and expenses owed by the Issuer or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 4.09 hereof;
(16)    the payment of dividends, distributions on or the repurchase of, the Issuer’s common equity of up to $200 million per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year up to a maximum of $400 million in any calendar year);

(17)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;
(18)    cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries;
(19)    the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to Section 4.07; and
(20)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) and (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
(d)    For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.
Section 4.06    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries; or
(2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries.

(b)    The restrictions in Section 4.06(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
(1)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(2)    restrictions contained in any documents or agreements evidencing, relating to or otherwise governing a Receivables Financing with respect to any Receivables Subsidiary;
(3)    contractual encumbrances or restrictions in effect under any Indebtedness outstanding on the date of this Indenture and under any Indebtedness otherwise permitted pursuant to this Indenture;
(4)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the assets securing such Indebtedness;
(5)    any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary;
(6)    customary restrictions contained in any agreement relating to the sale of any asset permitted under Section 4.08 pending the consummation of such sale;
(7)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(8)    customary provisions contained in leases or licenses and other similar agreements entered into in the ordinary course of business;
(9)    customary restrictions in connection with deposits in the ordinary course of business;
(10)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(11)    encumbrances on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary; and
(12)    restrictions described in clauses (1) and (2) of Section 4.06(a), but only to the extent that such restrictions do not materially adversely affect the consolidated cash position of the Issuer and its Restricted Subsidiaries.
Section 4.07    Incurrence of Indebtedness and Issuance of Preferred Equity.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuer or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.
(b)    The provisions of Section 4.07(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)    the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities (including the Credit Agreement, the Series A Notes and the Notes and the Guarantees thereof) in an aggregate principal amount at any time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $2,500 million, (y) an amount equal to 3.5 times Consolidated Cash Flow of the Issuer for the most recently ended four full fiscal quarters of the Issuer for which internal financial statements are available and (z) 25% of Total Tangible Assets;
(2)    the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness, other than the Credit Agreement, the Series A Notes and the Notes, to the extent outstanding on the date of this Indenture;
(3)    letters of credit issued under Credit Facilities, so long as such letters of credit have not been drawn upon or, if drawn upon, have been reimbursed thereafter within sixty (60) days;
(4)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, lease, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used or useful in the business of the Issuer or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $750 million or (y) 7.5% of Total Tangible Assets;
(5)    Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction;
(6)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred under Section 4.07(a) hereof or clauses (1), (2), (5), (6), (11) or (12) of this Section 4.07(b);
(7)    the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:
(A)    if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and
(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);
(8)    the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:
(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and
(B)    any sale or other transfer of any such preferred equity to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (8);
(9)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(10)    the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.07 (including Section 4.07(a)); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(11)    (x) Indebtedness, Disqualified Stock or preferred equity of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Indenture, (y) Indebtedness incurred to finance the acquisition of a Restricted Subsidiary after the date of this Indenture or a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary after the date of this Indenture and (z) Indebtedness assumed or incurred in connection with the acquisition of assets, where such acquisition, merger or consolidation is permitted under the terms of this Indenture; provided that for any such Indebtedness outstanding under this clause (11) in excess of the greater of (x) $750 million and (y) 7.5% of Total Tangible Assets (as of the end of the Issuer’s most recently ended fiscal quarter for which financial statements are available) on the date such Person is acquired by the Issuer or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence of such Indebtedness either:
(A)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this Section 4.07; or
(B)    the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;
(12)    Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(13)    the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of (x) $500 million and (y) 5% Total Tangible Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this Section 4.07 from and after the date on which the Issuer could have incurred such Indebtedness or Disqualified Stock or preferred equity under Section 4.07(a) without reliance upon this clause (13));
(14)    standby letters of credit or bank guarantees (other than letters of credit issued under Credit Facilities permitted by clause (1) of this paragraph) securing

Indebtedness having an aggregate face amount not in excess of $100 million at any time outstanding;
(15)    Indebtedness supported by a letter of credit in a principal amount outstanding not in excess of the stated amount of such letter of credit otherwise permitted to be incurred under this Indenture;
(16)    Guarantees of Indebtedness of contractors and suppliers of the Issuer or any of its Restricted Subsidiaries or of persons who are not Affiliates of the Issuer and with whom the Issuer or any of its Restricted Subsidiaries has an existing business relationship in support of financing or bonding arrangements for such contractors or suppliers or such other person in connection with such business relationship; provided that the obligations of the Issuer or any of the Subsidiaries pursuant to this clause (16) shall not exceed $50 million at any time outstanding;
(17)    Indebtedness relating to the financing of insurance policy premiums; provided that (x) such insurance is for the benefit of the Issuer or any of its Wholly Owned Domestic Subsidiaries and (y) the aggregate principal amount outstanding of Indebtedness permitted by this clause (17) shall not exceed $100 million at any time outstanding; and
(18)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness permitted to be incurred under this Indenture.
The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this Section 4.07, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to Section 4.07(a), the Issuer will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Issuer may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this Section 4.07. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this Section 4.07; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred equity as Indebtedness due to a change in accounting principles). Notwithstanding any other provision of this Section 4.07, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.07 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
Section 4.08    Asset Sales.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)    at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:
(A)    any liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, as a result of which, the Issuer or such Restricted Subsidiary is released from further liability;

(B)    any securities, notes, other obligations or assets received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;
(C)    any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (C) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 7.5% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) $750 million; and
(D)    any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this Section 4.08.
Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:
(a)    apply such Net Proceeds, at its option:
(1)    to repay (w) Indebtedness and other Obligations under a Credit Facility, (x) any Indebtedness that is not Other Second-Lien Obligations that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided that the Issuer shall also equally and ratably reduce Indebtedness under the Notes by making an offer, in accordance with the procedures set forth below for an Asset Sale, to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the pro rata principal amount of Notes), or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;
(2)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets or Capital Stock acquired shall be pledged as Collateral if they secure First Priority Lien Obligations;
(3)    to make a capital expenditure; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets subject to such capital expenditure shall be pledged as Collateral if they secure First Priority Lien Obligations; or

(4)    to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets acquired shall be pledged as Collateral if they secure First Priority Lien Obligations; or
(b)    enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a) (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 450-day period.
Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.08 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $750 million, within ten (10) Business Days thereof, the Issuer will make an offer to all holders of Notes (an “Asset Sale Offer”) and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Issuer will select or arrange for the selection of such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.
Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.08. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Issuer to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.08.
Holders electing to have a Note purchased shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of less than a minimum of $2,000 or less shall be purchased in part or remain outstanding in part.
Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that is to be purchased.
A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.
Section 4.09    Transactions with Affiliates.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $20.0 million, unless:
(1)    the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and
(2)    the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100 million, (x) a resolution of the Board of Directors of the Issuer certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Issuer or (y) an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.09(a) hereof:
(1)    any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;
(2)    transactions (including a merger) between or among the Issuer and/or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;
(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)    payment of fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;
(5)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity incentive awards, equity incentive plans and the granting and performance of registration rights, approved by or pursuant to authority delegated by the Board of Directors of the Issuer or its Restricted Subsidiaries;
(6)    Restricted Payments and Investments permitted under this Indenture;
(7)    loans or advances (or cancellation of loans or advances) to employees or consultants in the ordinary course of business or consistent with past practice;
(8)    any transaction effected as part of a Qualified Receivables Financing;
(9)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or partnership agreement or limited liability company agreement or related documents (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of this Indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of this Indenture shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Holders of the Notes taken as a whole than the original agreement as in effect on the date of this Indenture, as determined in good faith by the Issuer;
(10)    transactions with Unrestricted Subsidiaries, customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Issuer or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person as determined in good faith by the Issuer;
(11)    (x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;
(12)    if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary;
(13)    existing Indebtedness and any other obligations or transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders of the Notes, taken as a whole);
(14)    payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;
(15)    transactions pursuant to any Permitted Gas Properties Transactions;
(16)    transactions otherwise permitted under this Indenture; and

(17)    any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
Section 4.10    Liens.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens, or, in the case of Real Property, other than Permitted Real Estate Encumbrances) upon any Collateral to secure Indebtedness of the Issuer or the Guarantors, and the Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired that do not constitute Collateral, securing Indebtedness of the Issuer or the Guarantors unless, in the case of any property or asset, all payments due under this Indenture and the Notes (or a Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.
Section 4.11    Offer to Repurchase Upon Change of Control.
(a)    Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes in accordance with Article 3 of this Indenture the Issuer will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
(1)    that the Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)    the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3)    that any Note not tendered will continue to accrue interest;
(4)    that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(7)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11 hereof, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.11 by virtue of such compliance.
(b)    On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(c)    Notwithstanding anything to the contrary in this Section 4.11, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.
Section 4.12    Payments for Consent.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.13    Additional Note Guarantees.
If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Domestic Subsidiary after the date of this Indenture, then that newly acquired or created Wholly Owned Domestic Subsidiary, if such Subsidiary guarantees any Indebtedness of the Issuer (unless such Subsidiary is a Receivables Subsidiary or an Unrestricted Subsidiary) will become a Guarantor and execute a supplemental indenture and joinders to the Security Documents or new Security Documents, take all actions required by this Indenture or the Security Documents to perfect the Liens created thereunder and deliver an Opinion of Counsel satisfactory to the Trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees a Credit Facility.
Section 4.14    Designation of Restricted and Unrestricted Subsidiaries.
The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary (other than a Subsidiary specified in clause (4) of the definition of Unrestricted Subsidiary), the aggregate net book value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.05 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary (other than a Subsidiary specified in clause (4) of the definition of Unrestricted Subsidiary) will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.05 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.07, the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Issuer could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.07(a), or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.
Section 4.15    Changes in Covenants upon a Ratings Event.
If on any date following the date of this Indenture, the Issuer certifies in a notice to the Trustee that: (i) a Ratings Event has occurred and (ii) at the time of the giving of such notice, no Default or Event of Default shall have occurred and be continuing, then, beginning on the day such notice is given, the covenants contained in Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.14 and 5.01(4) hereof shall terminate.
Section 4.16    Maintenance of Collateral.
The Issuer will, and will cause each of the Restricted Subsidiaries to (i) at all times maintain in good repair, working order and condition (ordinary wear and tear excepted), all of those properties useful or necessary to its business; (ii) keep its insurable property adequately insured at all times by financially sound and reputable insurers; (iii) maintain such other reasonable insurance (including, to the extent consistent with past practices and industry practices, self-insurance), to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations and (iv) within 120 days of the Issue Date, cause the Second Lien Collateral Agent to be named (x) an additional insured on the Issuer’s and each Restricted Subsidiaries’ applicable liability insurance policies, if the Credit Agreement Collateral Agent or any other First Lien Agent is named an additional insured with regard to such insurance policies, and (y) as second loss payee and second mortgagee as its interests may appear on the Issuer’s and each Restricted Subsidiaries’ applicable property insurance policies, if the Credit Agreement Collateral Agent is named as first loss payee and first mortgagee with regard to such insurance policies.

Section 4.17    After-Acquired Property.
If the Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest or Lien under the Security Documents and such property would be of the type that would constitute Collateral or a Restricted Subsidiary becomes a Guarantor, then, except in the case of First Lien Separate Collateral, to the extent the Issuer or such Guarantor is required to (or otherwise does) grant a Lien on such property in favor of the Credit Agreement Collateral Agent or any other First Lien Agent pursuant to the terms of the Credit Agreement, the Credit Agreement Security Agreement or any other Senior Collateral Document (as defined in the Intercreditor Agreement), the Issuer or Guarantor will provide security interests in and Liens on such property (or, in the case of a new Guarantor, all of its assets constituting Collateral) in favor of the Second Lien Collateral Agent for its benefit and the benefit of the Trustee, the Series B Collateral Agent and the Holders of the Notes and deliver certain joinder agreements, certificates and other documents in respect thereof as required by this Indenture and the Security Documents and takes all actions required under this Indenture and the Security Documents to perfect the Liens created thereunder.
Section 4.18    Further Assurances
Subject to the Security Documents, the Issuer and the Guarantors will, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Holders of the Notes, the Trustee, the Series B Collateral Agent, the Second Lien Collateral Agent and the holders of any Other Second-Lien Obligations, and to otherwise effectuate the provisions or purposes of this Indenture and the Security Documents; provided that the Issuer and the Guarantors will not be required by the Second Lien Collateral Agent or the Series B Collateral Agent to take any action that is not also required pursuant to the Credit Agreement Security Agreement or any other Senior Lender Document (as defined in the Intercreditor Agreement).
ARTICLE 5

SUCCESSORS
Section 5.01    Merger, Consolidation, or Sale of Assets.
The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:
(1)    either:
(A)    the Issuer is the surviving entity; or

(B)    the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)    the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer, as the case may be, under the Notes, this Indenture, the Security Documents and the Intercreditor Agreement pursuant to agreements reasonably satisfactory to the Trustee and the Series B Collateral Agent and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by the Issuer, together with such financing statements or other comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the successor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Security Documents and this Indenture, in each case in a form reasonably satisfactory to the Trustee and the Series B Collateral Agent;
(3)    immediately after such transaction, no Default or Event of Default exists; and
(4)    (a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.07(a) hereof; or
(b)    the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction.
In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to:
(1)    a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or
(2)    any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.
Section 5.02    Successor Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer, under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Issuer’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6

DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
Each of the following is an “Event of Default”:
(1)    default for 30 days in the payment when due of interest on the Notes;
(2)    default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
(3)    failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 hereof;
(4)    failure by the Issuer or any of its Restricted Subsidiaries for 60 days (90 days with respect to Section 4.03) after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture (but excluding Indebtedness owing to the Issuer or a Restricted Subsidiary), if that default:
(A)    is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or
(B)    results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200 million or more;
(6)    failure by the Issuer or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $200 million (or the foreign currency equivalent) (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;
(7)    the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(A)    commences a voluntary case,
(B)    consents to the entry of an order for relief against it in an involuntary case,
(C)    consents to the appointment of a custodian of it or for all or substantially all of its property, or
(D)    makes a general assignment for the benefit of its creditors.
(8)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;
(B)    appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
(C)    orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days;
(9)    except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days after receipt of the notice pursuant to Section 6.02; and
(10)    so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a fair market value, individually or in the aggregate, in excess of $200 million, (a) the security interest under any Security Document, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreement, (b) the repudiation or disaffirmation of the Issuer or of any Guarantor of its respective obligations under the Security Documents or (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor for any reason.
The Trustee shall not be charged with knowledge of any fact, Notice of Default or Event of Default with respect to the Notes unless either (i) a Responsible Officer of the Trustee shall have actual knowledge of such Default or Event of Default or (ii) written notice of such fact, Default or Event of Default shall have been given by the Issuer or by the holders of at least 25% of the aggregate principal amount of the Notes and received by a responsible officer of the trustee and references this Indenture and the Notes. Delivery of reports to the Trustee shall not constitute knowledge of, or notice to, the Trustee of the information contained therein.

Section 6.02    Acceleration.
In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Upon any such declaration, the Notes shall become due and payable immediately.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or that has become due solely because of the acceleration) have been cured or waived.
In the event of any Event of Default specified in clause (5) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.
Section 6.03    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04    Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase). Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05    Control by Majority.
Subject to the terms of the Intercreditor Agreement and the Security Documents, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06    Limitation on Suits.
Subject to the terms of the Intercreditor Agreement and the Security Documents, a Holder may pursue a remedy with respect to this Indenture, the Notes, the Security Documents and the Intercreditor Agreement only if:
(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Trustee May File Proofs of Claim.
Subject to the terms of the Intercreditor Agreement and the Security Documents, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture, the Security Documents or the Intercreditor Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture, the Security Documents or the Intercreditor Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10    Priorities.
Subject to the provisions of the Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Agents, their agents and attorneys for amounts due under Section 11.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and
Third: to the Issuer or to such party as a court of competent jurisdiction shall direct in writing.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture, the Security Documents or the Intercreditor Agreement or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 7.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may at any time elect to have either Section 7.02 or 7.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 7.
Section 7.02    Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note

Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 7.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 7.04 hereof;
(2)    the Issuer’s obligations with respect to such Notes under Article 2 hereof and Section 4.02 hereof;
(3)    the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agents hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and
(4)    this Article 7.
Subject to compliance with this Article 7, the Issuer may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.
Section 7.03    Covenant Defeasance.
Upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 and clauses (3) and (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in

Section 7.04 hereof, Sections 6.01(3) through 6.01(6) hereof will not constitute Events of Default.
Section 7.04    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 7.02 or 7.03 hereof:
(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)    in the case of an election under Section 7.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that:
(A)    the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)    since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of an election under Section 7.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;
(6)    the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)    the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 7.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 7.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.05, the “Trustee”) pursuant to Section 7.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 7.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 7 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 7.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 7.06    Repayment to Issuer.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the

Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer causes to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
Section 7.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 7.02 or 7.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.02 or 7.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER
Section 8.01    Without Consent of Holders of Notes.
Notwithstanding Section 8.02 of this Indenture, the Issuer, the Guarantors, the Trustee and the Series B Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents without the consent of any Holder of Note:
(1)    to cure any ambiguity, mistake, defect or inconsistency determined in good faith by the Issuer;
(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)    to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuer or such Guarantor pursuant to Article 5 or Article 9 hereof, and the corresponding release of the Issuer’s or such Guarantor’s obligations under this Indenture;

(4)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;
(5)    to provide for the accession or succession of any parties to the Intercreditor Agreement or the Security Documents (and other amendments that are administrative or ministerial in nature), whether or not in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement, the Notes or Other Second-Lien Obligations or any other agreement or action that is not prohibited by this Indenture;
(6)    to provide for the release of Collateral in accordance with the terms of this Indenture, the Intercreditor Agreement and the Security Documents;
(7)    to expand the Collateral or grant additional Liens securing the Notes or the Note Guarantees;
(8)    to evidence and provide the acceptance of the appointment of a successor trustee under this Indenture or successor collateral agent;
(9)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
(10)    to conform the text of this Indenture, the Note Guarantees, the Notes, the Intercreditor Agreement and the Security Documents to any provision of the “Description of Notes” included as Annex B to the Offering Memorandum (as modified by the “Summary of the Notes” included as Annex A to the Offering Memorandum) to the extent that such provisions were intended by the Issuer, as confirmed in an Officers’ Certificate, to be a recitation of a provision of this Indenture, the Note Guarantees, the Notes, the Intercreditor Agreement and the Security Documents;
(11)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;
(12)    to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of this Indenture; or
(13)     to secure any First Priority Lien Obligations or Other Second-Lien Obligations to the extent permitted under this Indenture and the Security Documents.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 11.02, the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 8.02    With Consent of Holders of Notes.
Except as provided below in this Section 8.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.08 and 4.11 hereof), the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and, subject to certain exceptions, the Intercreditor Agreement and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of Notes and Other Second-Lien Obligations then outstanding (voting as a single class) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any default or compliance with any provisions of the Intercreditor Agreement and the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes and Other Second-Lien Obligations then outstanding (voting as a single class) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that such amendments may not, without consent of the Holders of 66 2/3% in aggregate principal amount of the Notes and Other Second-Lien Obligations then outstanding (voting as a single class), release all or substantially all of the Collateral other than in accordance with this Indenture, the Intercreditor Agreement and the Security Documents.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 11.02, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 4.08 and 4.11 hereof);
(3)    reduce the rate of or extend the time for payment of interest, including default interest, on any Note;
(4)    waive a Default or Event of Default in the payment of principal of, or premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)    make any Note payable in money other than that stated in the Notes;
(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders of Notes to receive payments of principal of, or interest or premium on, the Notes;
(7)    waive a redemption payment with respect to any Note (other than a payment required by Sections 4.08 or 4.11 hereof);
(8)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(9)    make any change in the preceding amendment and waiver provisions.
Section 8.03    [Reserved].

Section 8.04    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.
Section 8.05    Effect of Supplemental Indenture.
Upon the execution of any supplemental indenture pursuant to the provisions of this Article 8, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Issuer and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.
Section 8.06    Notation on Notes in Respect of Supplemental Indentures.
Notes may bear a notation approved by the Trustee as to form (but not as to substance) as to any matter provided for by any amendment, supplement or waiver to this Indenture entered into pursuant to this Article 8. If the Issuer or the Trustee shall so determine, new Notes of any series so modified as to conform, in the opinion of the Trustee and the Board of Directors of the Issuer, to any modification of this Indenture contained in any such amendment, supplement or waiver to this Indenture may be prepared by the Issuer, authenticated by the Trustee and delivered in exchange for the Notes of such series then outstanding.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 8.07    Trustee to Sign Amendments, etc.
The Trustee and the Series B Collateral Agent, as the case may be, will sign any amended or supplemental indenture authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee and the Series B Collateral Agent, as the case may be, will be provided with and (subject to Section 8.01 hereof) will be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 9

NOTE GUARANTEES
Section 9.01    Guarantee.
(a)    Subject to this Article 9, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
(1)    the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and
(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture to the extent permitted by law.
(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 9.02    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 9, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 9.03    Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Section 9.04, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default exists; and
(2)    either:
(a)    the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(b)    the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
Section 9.04    Releases.
The Note Guarantee of a Guarantor will be released:
(1)    in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate Section 4.08 hereof;
(2)    in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate Section 4.08 hereof;
(3)    if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;
(4)    upon Legal Defeasance in accordance with Article 7 hereof or satisfaction and discharge of this Indenture in accordance with Article 10 hereof; or
(5)    upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of the First Priority Lien

Obligations, subject to, in each case, the application of the proceeds of such foreclosure in accordance with the Security Agreement and the Intercreditor Agreement.
(6)    upon the release of such Guarantors’ Guarantee under the Credit Agreement or such other Indebtedness that triggered such Guarantor’s Note Guarantee; provided that if such Guarantor’s Guarantee is being released under the Credit Agreement or such other Indebtedness as a result of a Discharge of Senior Lender Claims, and if at the time of such Discharge of Senior Lender Claims an Event of Default exists, such Guarantor’s Note Guarantee will not be released until such Event of Default and all other Events of Default cease to exist; provided further, however, that if the Issuer subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of such Guarantor of the type constituting Collateral and such Liens are incurred in reliance on clause (1) of the definition of Permitted Liens, then such Guarantor will be required to reinstitute the Notes Guarantee in favor of the Holders of the Notes.
Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 9.04 will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 9.
ARTICLE 10

SATISFACTION AND DISCHARGE
Section 10.01    Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)    either:
(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;
(2)    the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
(3)    the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 10.01, the provisions of Sections 10.02 and 7.06 hereof will survive such satisfaction and discharge. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 10.02    Application of Trust Money.
Subject to the provisions of Section 7.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 11

TRUSTEE
Section 11.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, the Security Documents and the Intercreditor Agreement and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs would exercise under the circumstances.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture, the Security Documents and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture, the Security Documents and the Intercreditor Agreement against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, the Security Documents and the Intercreditor Agreement. However, with respect to certificates or opinions specifically required by any provision of this Indenture, the Security Documents and the Intercreditor Agreement to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Security Documents and the Intercreditor Agreement (but need not confirm investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section 11.01;
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 11.01.
(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its rights to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, whether as Series B Collateral Agent or otherwise, and each agent, custodian and other person employed to act under this Indenture.
Section 11.02    Rights of Trustee.
(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)    in no event shall the Trustee or the Series B Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;
(h)    neither the Trustee nor the Series B Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;
(i)    the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including when acting in its capacity as Series B Collateral Agent, and each agent, custodian and other Person employed to act hereunder;
(j)    the Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
(k)    the Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture; and
(l)    the permissive right of the Trustee to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so.
Section 11.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. Notwithstanding the foregoing, the Series A Indenture and Series A Notes shall be deemed not to be a conflicting interest, and there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer or any of the Guarantors constituting Second Priority Lien Obligations.
Section 11.04    Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents, the Intercreditor Agreement or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 11.05    Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 11.06    Reports by Trustee to Holders of the Notes.
Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).
Section 11.07    Compensation and Indemnity.
(a)    The Issuer will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Issuer and each Guarantor, jointly and severally, will indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable and documented costs and expenses of enforcing this Indenture (including this Section 11.07), the Security Documents and the Intercreditor Agreement against the Issuer and the Guarantors and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence, bad faith or willful misconduct. The Trustee will notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors, as applicable, will pay the reasonable fees and expenses of such counsel provided, however that the Issuer and any Guarantor shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Issuer and the Guarantors under this Section 11.07 will survive the satisfaction and discharge of this Indenture.
(d)    To secure the Issuer’s and the Guarantors’ payment obligations in this Section 11.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 11.08    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 11.08.
(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(1)    the Trustee fails to comply with Section 11.10 hereof;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 11.10 hereof, such Holder may petition at the expense of the Issuer any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 11.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 11.08, the Issuer’s obligations under Section 11.07 hereof will continue for the benefit of the retiring Trustee. A successor Trustee shall also act as a successor Series B Collateral Agent.
Section 11.09    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 11.10    Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
ARTICLE 12

COLLATERAL
Section 12.01    Collateral and Security Documents.
(a)    The due and punctual payment of the principal of, premium (if any) and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and (to the extent permitted by law) interest on the Notes and the payment and performance of all other Notes Obligations of the Issuer and the Guarantors to the

Holders, the Trustee, the Series B Collateral Agent or the Second Lien Collateral Agent under this Indenture, the Notes, the Notes Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Second Priority Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Trustee and the Series B Collateral Agent to enter into the Security Documents (including any Mortgages for the Real Property identified in the Security Documents by way of joinder or otherwise) and the Intercreditor Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Issuer and the Guarantors will, to the extent required under the Security Documents and subject to the limitations therein, do or cause to be done all things which are necessary to confirm that the Second Lien Collateral Agent holds a Second Priority Lien in the Collateral except in the case of First Lien Separate Collateral, including property that becomes Collateral after the Issue Date.
(b)    The Issuer shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Issuer and the Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents), subject only to Permitted Liens, and with the priority required by the Security Documents.
Section 12.02    Release of Collateral.
(a)    The Liens on the Collateral created under the Security Documents securing the Notes Obligations will be released,
(A)    in whole, upon payment in full of the principal of, accrued and unpaid interest, and premium, if any, on the Notes;
(B)    in whole, upon satisfaction and discharge as set forth under Article X;
(C)    in whole, upon a legal defeasance or covenant defeasance as set forth under Article VII;
(D)    except in connection with a Discharge of Senior Lender Claims, as to any asset constituting Collateral (A) that is sold, disposed of or transferred by the Issuer or any of the Guarantors (to a person that is not the Issuer or a Guarantor) in a transaction not prohibited under Section 4.08 (to the extent of the interest sold, disposed of or transferred), if all other Liens on that asset securing the Obligations under the Credit Facilities, all other First Priority Lien Obligations and any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are contemporaneously released; or (B) as to which all other Liens on that asset securing the Obligations under the Credit Facilities, all other First Priority Lien Obligations and any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are otherwise contemporaneously released as permitted by the documents governing the Credit Facilities and all other First Priority Lien Obligations;
(E)    in compliance with Section 8.02, as to property that constitutes less than all or substantially all of the Collateral, with the consent of Holders of at least a majority in aggregate principal amount of the Notes and Other Second-Lien Obligations then outstanding, voting as one class (or, in the case of a release of all or substantially all of the Collateral, with the consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Notes and Other Second-Lien Obligations then outstanding, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;
(F)    with respect to assets of a Guarantor upon release of such Guarantor from its Note Guarantee pursuant to Section 9.04; and
(G)    upon the Discharge of Senior Lender Claims and concurrent release of all Liens on Collateral securing First Priority Lien Obligations; provided that if an Event of Default exists on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Collateral securing the Notes Obligations will not be released pursuant to this clause (G), except to the extent property or assets constituting Collateral or any portion thereof was disposed of in order to pay First Priority Lien Obligations, until such Event of Default and all other Events of Default cease to exist; provided further, however, that if the Issuer or Guarantor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Guarantor of the type constituting the Collateral and such Liens are incurred in reliance on clause (1) of the definition of Permitted Liens, then the Issuer and such Guarantors will be required to reinstitute the security arrangements with respect to such property or assets securing the new First Priority Lien Obligations in favor of the Holders of the Notes, which Security Agreements will constitute Second Priority Liens with respect to the property or assets securing such new First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such new First Priority Lien Obligations, with the second priority Lien held by Wilmington Trust, National Association as Second Lien Collateral Agent for the Holders of the Notes or other collateral agent or representative designated by the Issuer to hold the second priority Liens for the benefit of the holder of the Notes and all Other Second-Lien

Obligations and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such new First Priority Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement.
(b)    Any release of any Lien on the Collateral under the Security Documents securing the Notes Obligations as provided in Section 12.02 will occur automatically and, upon receipt of an Officers’ Certificate and an Opinion of Counsel that all conditions precedent to such release have been satisfied and any instruments of termination, satisfaction or release deemed necessary or proper by, and prepared by, the Issuer, the Second Lien Collateral Agent shall promptly deliver, at the Issuer’s or such Guarantor’s expense, such appropriate instruments acknowledging such release as the Issuer or the applicable Guarantor may reasonably request.

Section 12.03    Authorization of Receipt of Funds by the Trustee Under the Security Documents.
Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.
Section 12.04    Powers Exercisable by Receiver or Trustee.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or such Guarantor or of any officer or officers thereof required by the provisions of this Article XII; and if the Collateral shall be in the possession of the Second Lien Collateral Agent under any provision of this Indenture, then such powers may be exercised by the Second Lien Collateral Agent.
Section 12.05    Series B Collateral Agent.
(a)    The Trustee and each of the Holders by acceptance of the Notes hereby (x) designates and appoints Wilmington Trust, National Association as its collateral agent under this Indenture, and the Intercreditor Agreement (in such capacity, the “Series B Collateral Agent”) and (y) acknowledges the designation and appointment of the Notes Collateral Agent (as such term is defined in the Security Agreement) as its collateral agent under the Security Documents (in such capacity, the “Second Lien Collateral Agent”). Each of the Holders by acceptance of the Notes hereby irrevocably authorizes (i) the Trustee and the Series B Collateral Agent to join the Security Documents by executing and delivering that certain Other Second-Lien Obligations Joinder Agreement dated the date hereof between Wilmington Trust, National Association as Trustee and Series B Collateral Agent and Wilmington Trust, National Association as Notes Collateral Agent, (ii) the Trustee and the Series B Collateral Agent to join the Intercreditor Agreement by executing and delivering that certain Intercreditor Joinder Agreement dated the date hereof between Wilmington Trust, National Association as Trustee and Series B Collateral Agent, Citicorp North America, Inc. as Credit Agreement Agent and First Priority Designated Agent, Wilmington Trust, National Association as Notes Collateral Agent and Second Priority

Designated Agent and Alpha Natural Resources, Inc., for itself and on behalf of the Grantors (as defined therein), (iii) the Series B Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Series B Collateral Agent by the terms of this Indenture and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto and (iv) the Second Lien Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Second Lien Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto. The Series B Collateral Agent agrees to act as such on the express conditions contained in this Section 12.05. The provisions of this Section 12.05 are solely for the benefit of the Collateral Agents and none of the Trustee, any of the Holders nor the Issuer or any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.02. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the Series B Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Series B Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder, the Issuer or any Subsidiary of the Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Series B Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Series B Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which it is expressly entitled to take or assert under this Indenture, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.
(b)     The Series B Collateral Agents may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Collateral Agent shall be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or related Person that it selects as long as such selection was made without gross negligence or willful misconduct.
(c)    None of the Series B Collateral Agent nor any of its related Persons shall (i) be liable for any action taken, suffered or omitted to be taken by any of them in good faith and reasonably believed by them to be authorized or within the discretion or rights of powers under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor, officer or related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Series B Collateral Agent under or in connection with, this or any other Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of the Issuer, any Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Series B Collateral Agent or any of its related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of the Issuer or any Guarantor.
(d)    The Series B Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Second Lien Collateral Agent or the Series B Collateral Agent. The Series B Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Series B Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)    The Series B Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Series B Collateral Agent shall have received written notice from the Trustee or the Issuer or a Guarantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Series B Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 12.05); provided, however, that unless and until the Series B Collateral Agent has received any such request, the Series B Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f)    Wilmington Trust, National Association and its Affiliates (and any successor Collateral Agent and its affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Issuer or any Guarantor and its Affiliates as though it was not a Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, Wilmington Trust, National Association or its Affiliates (and any successor Collateral Agent and its affiliates) may receive information regarding the Issuer or any Guarantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Issuer, such Guarantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of Wilmington Trust, National Association (or any successor Collateral Agent) to advance funds.
(g)    The Series B Collateral Agent may resign at any time upon thirty (30) days’ prior written notice to the Trustee and the Issuer and the Guarantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Series B Collateral Agent. If the Series B Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Series B Collateral Agent. If no successor Series B Collateral Agent is appointed prior to the intended effective date of the resignation of the Series B Collateral Agent (as stated in the notice of resignation), the Series B Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor Series B Collateral Agent. If no successor Series B Collateral Agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Series B Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor Series B Collateral Agent shall succeed to all the rights, powers and duties of the retiring Series B Collateral Agent, and the term “Series B Collateral Agent” shall mean such successor Series B Collateral Agent, and the retiring Series B Collateral Agent’s appointment, powers and duties as the Series B Collateral Agent shall be terminated. After the retiring Series B Collateral Agent’s resignation hereunder, the provisions of this Section 12.05 (and Section 12.06) shall continue to inure to its benefit and the retiring Series B Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Series B Collateral Agent under this Indenture. The Trustee shall initially act as Series B Collateral Agent and shall be authorized to appoint co-Series B Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Second Lien Collateral Agent nor any of its respective officers, directors, employees or agents or other related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Second Lien

Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Second Lien Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.
(h)    The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Series B Collateral Agent to, unless specifically requested to do so by the Holders of at least a majority in aggregate principal amount of Notes then outstanding, take or cause to be taken any action to enforce its rights under this Indenture, the Notes or the Security Documents or against the Issuer or any Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations secured by the Security Documents arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Second Lien Collateral Agent pursuant to the terms of this Indenture, the Security Documents or the Intercreditor Agreement, or (ii) payments from the Second Lien Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to this Indenture, the Security Documents or the Intercreditor Agreement, the Trustee shall promptly turn the same over to the Second Lien Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Second Lien Collateral Agent.
(j)    The Series B Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.
(k)    The Series B Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Series B Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Series B Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Series B Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Series B Collateral Agent’s own interest in the Collateral and that the Series B Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)    No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Second Lien Collateral Agent, the Series B Collateral Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(m)    The Series B Collateral Agent (i) shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Series B Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Series B Collateral Agent may agree in writing with the Issuer (and money held in trust by the Series B Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to legal matters relating to this Indenture, the Notes, the Security Documents and the Intercreditor Agreement shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(n)    Neither Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
Section 12.06    Compensation and Indemnity.
Each Collateral Agent shall be entitled to the compensation and indemnity set forth in Section 11.07 (with the references to the Trustee therein being deemed to refer to the applicable Collateral Agent).
Section 12.07    Intercreditor Agreement and Other Security Documents.
The Trustee and Series B Collateral Agent is each hereby directed and authorized to execute and deliver the Intercreditor Agreement and all other Security Documents pursuant to their respective joinder agreement in which it is named as a party. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Series B Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement or any Security Document, the Trustee and Collateral Agents each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
ARTICLE 13

MISCELLANEOUS

Section 13.01    [Reserved].
Section 13.02    Duplicate Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.
Section 13.03    New York Law to Govern.
This Indenture and the Notes shall each be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Section 13.04    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.05    Successors and Assigns of Issuer Bound by Indenture.
All the covenants, stipulations, promises and agreements in this Indenture contained by or in behalf of the Issuer shall bind their successors and assigns, whether so expressed or not. All the covenants, stipulations, promises and agreements in this Indenture contained by or in behalf of the Trustee shall bind their successors and assigns, whether so expressed or not.
Section 13.06    Severability.
If any provision of this Indenture shall be held to be invalid, illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained herein.
Section 13.07    Effect of Headings.
The Article and Section headings in this Indenture and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 13.08    Calculations in Respect of the Notes.
The Issuer and its agents (other than the Trustee in any capacity it is appointed with regard to the Notes) shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuer shall provide a copy of such calculations to the Trustee as required hereunder or as requested by the Trustee, and, absent such manifest error, the Trustee (in all its capacities with regard to the Notes) shall be entitled to rely on the accuracy of any such calculation without independent verification. The Trustee shall not be responsible for making any calculations required by this Indenture.
Section 13.09    Notices.
Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuer and/or any Guarantor:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 16429
Bristol, Virginia 24209
Facsimile No.: (276) 628-3116
Attention: Office of General Counsel
With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile No.: (212) 225-3999
Attention: Sandra L. Flow, Esq.
If to the Trustee or the Series B Collateral Agent:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: (612) 217-5651
Attention: Alpha Natural Resources Administrator
The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.
Section 13.10    Legal Holidays.
A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 13.11    Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee.
Upon any application or demand by the Company or any of the Guarantors to the Trustee to take any action under any of the provisions of this Indenture, the Company or such Guarantor, as the case may be, shall, if requested by the Trustee, furnish to the Trustee:
(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth below) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth below), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Each Officers’ Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture shall include (a) a statement that the person signing such certificate or opinion has read such covenant or condition; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate or opinion is based; (c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied. Any Opinion of Counsel may be subject to customary assumptions and qualifications.
Notwithstanding anything to the contrary in this Section 13.11, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Company hereunder, the Trustee shall be entitled to, or entitled to request, such Opinion of Counsel.

[Signatures on following pages]

Dated as of March 23, 2015
SIGNATURES
ALPHA NATURAL RESOURCES, INC.

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Executive Vice President, General Counsel and Corporate Secretary

A. T. MASSEY COAL COMPANY, INC.
ALEX ENERGY, INC.
ALPHA AMERICAN COAL COMPANY, LLC
ALPHA AMERICAN COAL HOLDING, LLC
ALPHA APPALACHIA SERVICES, INC.
ALPHA AUSTRALIA, LLC
ALPHA COAL RESOURCES COMPANY, LLC
ALPHA COAL SALES CO., LLC
ALPHA COAL WEST, INC.
ALPHA EUROPEAN SALES, INC.
ALPHA GAS AND OIL COMPANY
ALPHA INDIA, LLC
ALPHA LAND AND RESERVES, LLC
ALPHA MIDWEST HOLDING COMPANY
ALPHA PA COAL TERMINAL, LLC
ALPHA SHIPPING AND CHARTERING, LLC
ALPHA TERMINAL COMPANY, LLC
ALPHA WYOMING LAND COMPANY, LLC
AMFIRE, LLC
AMFIRE HOLDINGS, LLC
AMFIRE MINING COMPANY, LLC
APPALACHIA COAL SALES COMPANY, INC.
APPALACHIA HOLDING COMPANY
ARACOMA COAL COMPANY, INC.
AXIOM EXCAVATING AND GRADING SERVICES, LLC
BANDMILL COAL CORPORATION
BANDYTOWN COAL COMPANY
BARBARA HOLDINGS INC.
BARNABUS LAND COMPANY
BELFRY COAL CORPORATION
BEN CREEK COAL COMPANY
BIG BEAR MINING COMPANY
BLACK CASTLE MINING COMPANY, INC.
BLACK DOG COAL, LLC
BLACK KING MINE DEVELOPMENT CO.
BLACK MOUNTAIN CUMBERLAND RESOURCES, INC.
BOONE EAST DEVELOPMENT CO.
BROOKS RUN MINING COMPANY, LLC
BROOKS RUN SOUTH MINING, LLC
BUCHANAN ENERGY COMPANY, LLC
CASTLE GATE HOLDING COMPANY
CENTRAL PENN ENERGY COMPANY, INC.

CLEAR FORK COAL COMPANY
CORAL ENERGY SERVICES, LLC
CRYSTAL FUELS COMPANY
DEHUE COAL COMPANY
DELBARTON MINING COMPANY
DELTA MINE HOLDING COMPANY
DICKENSON-RUSSELL COAL COMPANY, LLC
DICKENSON-RUSSELL LAND AND RESERVES, LLC
DRIH CORPORATION
DRY SYSTEMS TECHNOLOGIES, INC.
DUCHESS COAL COMPANY
EAGLE ENERGY, INC.
ELK RUN COAL COMPANY, INC.
ENTERPRISE MINING COMPANY, LLC
ESPERANZA COAL CO., LLC
FOUNDATION MINING, LLC
FOUNDATION PA COAL COMPANY, LLC
FOUNDATION ROYALTY COMPANY
FREEPORT MINING, LLC
FREEPORT RESOURCES COMPANY, LLC
GOALS COAL COMPANY
GREEN VALLEY COAL COMPANY
GREYEAGLE COAL COMPANY
HARLAN RECLAMATION SERVICES LLC
HERNDON PROCESSING COMPANY, LLC
HIGHLAND MINING COMPANY
HOPKINS CREEK COAL COMPANY
INDEPENDENCE COAL COMPANY, INC.
JACKS BRANCH COAL COMPANY
JAY CREEK HOLDING, LLC
JOBONER COAL COMPANY
KANAWHA ENERGY COMPANY
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
KINGWOOD MINING COMPANY, LLC
KNOX CREEK COAL CORPORATION
LAUREN LAND COMPANY
LAXARE, INC.
LITWAR PROCESSING COMPANY, LLC
LOGAN COUNTY MINE SERVICES, INC.
LONG FORK COAL COMPANY
LYNN BRANCH COAL COMPANY, INC.
MAPLE MEADOW MINING COMPANY
MARFORK COAL COMPANY, INC.
MARTIN COUNTY COAL CORPORATION

MAXXIM REBUILD CO., LLC
MAXXIM SHARED SERVICES, LLC
MAXXUM CARBON RESOURCES, LLC
MCDOWELL-WYOMING COAL COMPANY, LLC
MILL BRANCH COAL CORPORATION
NEW RIDGE MINING COMPANY
NEW RIVER ENERGY CORPORATION
NEWEAGLE INDUSTRIES, INC.
NICEWONDER CONTRACTING, INC.
NORTH FORK COAL CORPORATION
OMAR MINING COMPANY
PARAMONT COAL COMPANY VIRGINIA, LLC
PAYNTER BRANCH MINING, INC.
PEERLESS EAGLE COAL CO.
PENNSYLVANIA LAND HOLDINGS COMPANY, LLC
PENNSYLVANIA SERVICES CORPORATION
PERFORMANCE COAL COMPANY
PETER CAVE MINING COMPANY
PIGEON CREEK PROCESSING CORPORATION
PILGRIM MINING COMPANY, INC.
PIONEER FUEL CORPORATION
PLATEAU MINING CORPORATION
POWER MOUNTAIN COAL COMPANY
PREMIUM ENERGY, LLC
RAWL SALES & PROCESSING CO.
REPUBLIC ENERGY, INC.
RESOURCE DEVELOPMENT LLC
RESOURCE LAND COMPANY LLC
RIVER PROCESSING CORPORATION
RIVERSIDE ENERGY COMPANY, LLC
RIVERTON COAL PRODUCTION INC.
ROAD FORK DEVELOPMENT COMPANY, INC.
ROBINSON-PHILLIPS COAL COMPANY
ROCKSPRING DEVELOPMENT, INC.
ROSTRAVER ENERGY COMPANY
RUM CREEK COAL SALES, INC.
RUSSELL FORK COAL COMPANY
SHANNON-POCAHONTAS COAL CORPORATION
SIDNEY COAL COMPANY, INC.
SOLOMONS MINING COMPANY
SPARTAN MINING COMPANY
STIRRAT COAL COMPANY
SYCAMORE FUELS, INC.
T. C. H. COAL CO.
TENNESSEE CONSOLIDATED COAL COMPANY

TENNESSEE ENERGY CORP.
TRACE CREEK COAL COMPANY
TUCSON LIMITED LIABILITY COMPANY
TWIN STAR MINING, INC.
VANTAGE MINING COMPANY
WABASH MINE HOLDING COMPANY
WARRICK HOLDING COMPANY
WEST KENTUCKY ENERGY COMPANY
WHITE BUCK COAL COMPANY
WILLIAMS MOUNTAIN COAL COMPANY
WYOMAC COAL COMPANY, INC.,

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Vice President and Secretary

ALPHA APPALACHIA HOLDINGS, INC.
ALPHA NATURAL RESOURCES, LLC
ALPHA NATURAL RESOURCES SERVICES, LLC

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Executive Vice President, General Counsel and Secretary

ALPHA NATURAL RESOURCES INTERNATIONAL, LLC

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Executive Vice President and Secretary

AMFIRE WV, L.P.

By:	AMFIRE Holdings, LLC, as General Partner

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Vice President and Secretary

CUMBERLAND COAL RESOURCES, LP

By:	Pennsylvania Services Corporation, as General Partner

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Vice President and Secretary

EMERALD COAL RESOURCES, LP

By:	Pennsylvania Services Corporation, as General Partner

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Vice President and Secretary

ALPHA SUB ONE, LLC
ALPHA SUB TWO, LLC

By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: President, Manager and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee and Series B Collateral Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

EXHIBIT A
[Face of Note]
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) , OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A; (2) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE); OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND ANY SELLER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.]

CUSIP: [144A: 02076X AH5][Reg S: U02013 AB3]
ISIN: [144A: US02076XAH52][Reg S: USU02013AB35]

ALPHA NATURAL RESOURCES, INC.
7½% Senior Secured Notes due 2020 (Series B)

No. ___	$____________

ALPHA NATURAL RESOURCES, INC., a Delaware corporation, for value received, promises to pay to Cede & Co., or registered assigns, the principal sum of ________ DOLLARS ($______) on August 1, 2020 [or such other principal sum as shall be set forth in the Schedule of Increases or Decreases in the Global Note attached hereto].
Interest Payment Dates: February 1 and August 1
Record Dates: January 15 and July 15
Additional provisions of this Note are set forth on the other side of this Note.
Dated: [       ], 2015

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

ALPHA NATURAL RESOURCES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:
Wilmington Trust, National Association, as Trustee
By:    ________________________________
    Authorized Signatory

Dated:

[Form of Back of Note]

7½% Senior Notes due 2020 (Series B)

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)    INTEREST. Alpha Natural Resources, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 7.500% per annum from [ ], 2015 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [ ], 2015 until the principal hereof is due. The first Interest Payment Date shall be August 1, 2015. The Issuer will pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
(2)    METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer will make all payments in respect of a Physical Security (including principal, premium, if any, and interest), at the office of each Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3)    PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.
(4)    INDENTURE. The Issuer issued the Notes under an indenture dated as of March 23, 2015, between the Issuer, the guarantors party thereto and the Trustee (the “Indenture”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
(5)    ADDITIONAL NOTES. Additional Notes on terms and conditions identical to those of the Notes of this series (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid) may be issued by the Company without the consent of the Holders of the Notes of this series. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes of this series, in which case the Schedule of Increases or Decreases in the Global Note attached hereto will be correspondingly adjusted.
(6)    OPTIONAL REDEMPTION. At any time prior to August 1, 2016, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes issued after the Issue Date) at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:
(A)    at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(B)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
In addition, the Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after August 1, 2016, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on:

Year	Redemption Price
August 1, 2016	105.625%
August 1, 2017	103.750%
August 1, 2018	101.875%
August 1, 2019 and thereafter	100.000%

In addition, the Notes will be redeemable in whole at any time or in part from time to time prior to August 1, 2016, at the Issuer’s option, at a redemption price equal to the greater of, as determined by the Issuer:

(1)    100% of the principal amount of the Notes then outstanding to be redeemed; or
(2)    the sum of the present value of the redemption price of the Notes for the 12-month period beginning on August 1, 2016 appearing in the table above plus all remaining scheduled payments of interest on the Notes to be redeemed through August 1, 2016 (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 50 basis points.
In each case, accrued and unpaid interest on the principal amount of Notes being redeemed will be payable to the redemption date.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
(7)    MANDATORY REDEMPTION. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(8)    NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000.
(9)    REPURCHASE AT THE OPTION OF HOLDER.
(a)    If there is a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.
(b)    If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $750 million, the Issuer will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 4.08 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that, any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of the Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer will select or arrange for the selection of such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
(10)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 or an integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
(11)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
(12)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Notes or the Note Guarantees, the Intercreditor Agreement or the security Documents may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency determined in good faith by the Issuer, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of a merger or consolidation or sale of all or substantially all of the

Issuer’s or such Guarantor’s assets, as applicable, and the corresponding release of the Issuer’s or the Guarantor’s obligations under the Indenture, (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) to provide for the accession or succession of any parties to the Intercreditor Agreement or the Security Documents (and other amendments that are administrative or ministerial in nature), whether or not in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement, the Notes or Other Second-Lien Obligations or any other agreement or action that is not prohibited by the Indenture, (vi) to provide for the release of Collateral in accordance with the terms of the Indenture, the Intercreditor Agreement and the Security Documents, (vii) to expand the Collateral or grant additional liens securing the Notes or the Note Guarantees, (viii) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture or successor collateral agent, (ix) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, (x) to conform the text of the Indenture, the Note Guarantees, the Notes, the Intercreditor Agreement and the Security Documents to any provision of the “Description of Notes” included as Annex B to the Offering Memorandum (as modified by the “Summary of the Notes” included as Annex A to the Offering Memorandum) to the extent that such provisions were intended by the Issuer, as confirmed in an Officers’ Certificate, to be a recitation of a provision of the Indenture, the Note Guarantees, the Notes, the Intercreditor Agreement and the Security Agreement, (xi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (xii) to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of the Indenture, or (xiii) to secure any First Priority Lien Obligations or Other Second-Lien Obligations to the extent permitted under the Indenture and the Security Documents.
(13)    DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations in this Indenture, the Security Documents and/or the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
(14)    DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.
(15)    COLLATERAL. The Notes and the Note Guarantees as well as certain Other Second-Lien Obligations are secured by a Second Priority Lien on the Collateral, subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Intercreditor Agreement and the Security Documents. The Second Lien Collateral Agent holds the Second Priority Lien on the Collateral in trust for the benefit of the Trustee, the Series B Collateral Agent and the Holders as well as the holders of certain Other Second-Lien Obligations, in each case pursuant to the Indenture, the Security Documents, the Intercreditor Agreement and any documents relating to such Other Second-Lien Obligations. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Trustee and the Series B Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith. Each Holder, by accepting this Note, authorizes and directs the Second Lien Collateral Agent to perform its obligations and exercise its rights under the Security Documents and Intercreditor Agreement in accordance therewith.
(16)    TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.
(17)    NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuer or any of the Guarantors, as such, will not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
(18)    AUTHENTICATION. This Note shall be valid if authenticated by the manual or facsimile signature of the Trustee.
(19)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(21)    GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 16429
Bristol, Virginia 24209
Attention: Richard H. Verheij, Esq.

ASSIGNMENT FORM

To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date: _______________

Your Signature:
(Sign exactly as your name
appears on the face of this Note)
Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.08 or 4.11 of the Indenture, check the appropriate box below:

Section 4.08	Section 4.11

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.08 or Section 4.11 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________

Your Signature:
(Sign exactly as your name
appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*
The following increases or decreases of a part of this Global Note for the issuance of Additional Notes of the same series, for an exchange for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note for an interest in this Global Note, have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
ALPHA NATURAL RESOURCES, INC.
One Alpha Place
P.O. Box 16429
Bristol, Virginia 24209
Attention: Richard H. Verheij, Esq.
WILMINGTON TRUST, NATIONAL ASSOCIATION
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Jane Y. Schweiger
Telecopier No.: (612) 217-5651

Re: 7½% Senior Secured Second Lien Notes due 2020 (Series B)
Reference is hereby made to the Indenture, dated as of March 23, 2015 (the “Indenture”), among ALPHA NATURAL RESOURCES, INC., as issuer (the “Company”), the Guarantors named on the signature pages thereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
____________________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_________________ in such Note[s] or interests (the “Transfer”), to _____________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the

Private Placement Legend printed on the 144A Global Note and in the Indenture and the Securities Act.
2.    ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and in the Indenture and the Securities Act.
3.    ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note.
(a)    ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes and in the Indenture.
(b)    ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer a beneficial interest in the:
[CHECK ONE OF (a) OR (b)]
(a)☐ 144A Global Note (CUSIP 02076X AH5); or
(b)☐ Regulation S Global Note (CUSIP U02013 AB3).
2.    After the Transfer the Transferee will hold a beneficial interest in the:
[CHECK ONE]
(a)☐ 144A Global Note (CUSIP 02076X AH5); or
(b)☐ Regulation S Global Note (CUSIP U02013 AB3); or

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE
ALPHA NATURAL RESOURCES, INC.
One Alpha Place
P.O. Box 16429
Bristol, Virginia 24209
Attention: Richard H. Verheij, Esq.
WILMINGTON TRUST, NATIONAL ASSOCIATION
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Jane Y. Schweiger
Telecopier No.: (612) 217-5651

Re: 7½% Senior Secured Second Lien Notes due 2020 (Series B)
(144A CUSIP: 02076X AH5 / Reg S CUSIP: U02013 AB3)
Reference is hereby made to the Indenture, dated as of March 23, 2015 (the “Indenture”), among ALPHA NATURAL RESOURCES, INC., as issuer (the “Company”), the Guarantors named on the signature pages thereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee and as collateral agent. Capitalized terns used but not defined herein shall have the meanings given to them in the Indenture.
_________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $_________________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note
☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted

C-1

Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2